ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is executed as of December 2, 2008, by and among GRUPO GRANDIOSO, LLC, a limited liability company organized in California ("Seller"), Jeffrey Alan Schwartz, the managing member of Seller ("JAS"), and ASIANADA, INC., a Delaware corporation ("Buyer") (collectively, the "Parties").

RECITALS

WHEREAS, the Seller is the owner and operator of various sites currently accessible at the information resource locations set forth on Schedule 1B attached hereto (the “Sites”) on the World Wide Web (as defined below) part of the Internet and certain software programs related to the operation of such Sites as more particularly described herein; and

WHEREAS, the Seller has the current registrations with eNom, Inc. (“eNom”) to the domain names of the Sites reflected on Schedule 1B attached hereto (the “Domain Names”); and

WHEREAS, the Seller desires to sell and the Buyer desires to purchase the Purchased Assets (as defined below) and Seller desires to transfer its rights to the Purchased Assets to the Buyer and Buyer desires to acquire such rights from Seller upon the terms and conditions set forth herein; and

WHEREAS, in order to induce Buyer to purchase such assets, properties and rights of Seller, JAS, who has served as the principal manager of Seller and who will receive a direct, tangible and material benefit from the transactions contemplated by this Agreement by virtue of the fact that JAS, and/or a revocable trust established by JAS for the benefit of his family, owns all of the issued and outstanding membership or other equity interests of Seller, and is willing to be party to this Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

"Accounts Receivable" shall mean the amounts owing to Seller as of the Closing Date for goods sold or services provided prior to Closing, whether or not Seller has submitted an invoice for such goods or services, or for goods to be sold or services to be provided after the Closing for which Seller has submitted an invoice.

"Assumed Liabilities" shall mean only the duties, liabilities or obligations of Seller, if any, arising after the Closing Date in connection with the items identified on Schedule 1A, except as otherwise noted on Schedule 1A, and shall specifically exclude, among other things, (i) any liabilities for employment, income, sales, property or other Taxes incurred or accrued by Seller or JAS, including without limitation as a result of this transaction; (ii) any fees or expenses incurred by Seller or JAS in connection with this transaction; (iii) any liabilities for sums borrowed from banks or other Persons (other than term notes for trade payables), including any interest thereon or expenses related thereto; (iv) any debt, payables or other liabilities to Related Persons other than as set forth on Schedule 1A; (v) any liabilities related to any employee benefit plan, including, without limitation, any 401(k), profit sharing or pension plan, whether or not sponsored by Seller; and (vi) any litigation pending against Seller.

"Closing" shall mean the consummation of the purchase and sale transaction described herein.

"Closing Date" shall mean the date on which the Closing occurs, as specified in Section 2.4.

"Customer List" shall mean the list of the names and addresses of the customers of the Seller.

"Governmental Entity" shall mean any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

"Liens" shall mean, with respect to the Purchased Assets, all liabilities, claims, liens, charges, pledges, security interests, options, restrictions or other encumbrances of any kind.

"Material Adverse Effect" shall mean a material adverse effect on the results of operations, financial condition or prospects of the Seller or the Purchased Assets.

"Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

"Purchased Assets" shall mean the Domain Names and all of the other assets, if any, identified on Schedule 1B, including, but not limited to (i) the Vendor List; (ii) all uniform resource locators associated with the Domain Names of the Seller, including, without limitation, the Sites together with all content of such Sites; (iii) all right, title and interest of Seller in and to all intellectual property rights relating to the Purchased Assets, including without limitation patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, databases, domain names, pages on the World Wide Web, computer programs and other computer software, including the software program further described on Schedule 1B (the “Software Program”), secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs, and all documentation and all media constituting, describing or relating to the foregoing including but not limited to recommended product features; (iii) all books, payment records; accounts; correspondence; production records; technical, accounting and procedural manuals; development and design data; and other useful business records utilized in the conduct of or relating to the Purchased Assets (collectively “Records”).

"Related Person" shall mean any officer, director, manager, member, employee or consultant of Seller, or any holder of five percent (5%) or more of any class of capital stock of Seller, or any member of the immediate family of any such officer, director, manager, member employee, consultant, owner or shareholder, or any entity controlled by any such officer, director, manager, member, employee, consultant, owner or shareholder, or a member of the immediate family of any such officer, director, manager, member, employee, consultant, owner or shareholder.

"Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

“Vendor List” shall mean those vendors set forth on Schedule 1C.

“World Wide Web” means the specific part of the Internet that contains, among other things, documents written in HTML and from which a World Wide Web document can provide links to other documents on the Internet.

ARTICLE 2

SALE OF ASSETS; CLOSING

Section 2.1. Sale of Assets. At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, good and marketable title to all of the Purchased Assets.

Section 2.2. Consideration. In addition to the assumption of the Assumed Liabilities, the aggregate consideration to be paid by Buyer to Seller at Closing will be (a) a warrant to purchase 1,800,000 shares of common stock of Buyer at an exercise price of $1.25 per share, which warrant shall be in substantially the form attached hereto as Exhibit A (the “Warrant”) and (b) an unsecured contingent promissory note of Seller, with an initial principal balance of $1,000,000, in substantially the form attached hereto as Exhibit B (the “Note”).

Section 2.3. Buyer's Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the Purchased Assets, at the Closing Buyer shall assume only those duties, liabilities or obligations of Seller included in the Assumed Liabilities, if any.

Section 2.4. Closing. The Closing shall take place (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) on the date hereof or at such other time and location as the Parties hereto shall agree in writing.

Section 2.5. Deliveries by Seller and JAS at Closing. At the Closing, Seller shall convey, transfer, assign and deliver to Buyer all of the Purchased Assets, including good and merchantable title to all personal property included therein, free and clear of all Liens. Seller and JAS shall deliver to Buyer:

(a) A certificate of Seller and JAS, dated as of the Closing Date, certifying in such detail as Buyer may specify to the fulfillment of the conditions specified in Section 6.1;

(b) Evidence of the assignment of the name “Recycler Publishing Network” to Buyer and documents sufficient to effectuate such change and to convey all rights in such name to Buyer;

(c) Bill of Sale in the form of Exhibit C, and such assignments and other instruments of transfer as may be reasonably satisfactory to Buyer's counsel, and with such consents to the conveyance, transfer and assignment thereof as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Assets and to vest in Buyer the title specified in this Section and to assure to Buyer the full benefit of the Purchased Assets, including without limitation:

(i) the transfer of all registered Intellectual Property rights (as the term Intellectual Property is defined in Section 3.12 hereof) and applications therefor,

(ii) the transfer of the Domain Names to the Buyer, by execution and delivery to the Buyer of an Assignment of Domain Names, Trademarks and Related Rights, substantially in the form attached hereto as Exhibit D, and any other documents necessary to facilitate the transfer of the Domain Names to the Buyer, and

(iii) the proper notification to eNom with respect to the transfer of the Domain Names to the Buyer, and delivery to the Buyer of evidence of eNom’s receipt of such notification;

(d) Assignment of the d/b/a Recycler Publishing Network;

(e) An employment agreement between JAS and Buyer, in the form attached hereto as Exhibit E (the “Employment Agreement”);

(f) Good Standing Certificates of recent date for Seller from the Secretary of State of the State of California; and

(g) The lock-up agreement referred to in Section 6.10 hereof.

Simultaneously with the delivery referred to in this Section, Seller and JAS shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

Section 2.6. Deliveries by Buyer at Closing. At the Closing, Buyer shall deliver to Seller:

(a) the Assumption Agreement in the form attached hereto as Exhibit F, fully executed by Buyer, pursuant to which Buyer assumes, as of the Closing Date, the future payment and performance of the Assumed Liabilities;

(b) the Warrant;

(c) the Note; and

(d) the Employment Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

AND JAS

Seller and JAS hereby jointly and severally represent and warrant to Buyer as follows:

Section 3.1. Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Seller has full power and authority to own its properties and conduct the business presently being conducted by it. Seller and JAS have full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement.

Section 3.2. Authorization. The execution, delivery and performance of this Agreement by Seller have been duly authorized and approved by all requisite action on the part of its managers or Board of Directors, as applicable, and members. This Agreement constitutes the valid and binding obligation of Seller and JAS and is enforceable against Seller and JAS in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

Section 3.3. No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Seller or JAS, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Seller's articles of organization or operating agreement, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which any of JAS or Seller is a party or by which Seller or any of the Purchased Assets is bound, or create any Lien upon any of the Purchased Assets, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, except as set forth on Schedule 3.3.

Section 3.4. Title to Purchased Assets. Except as stated on Schedule 3.4, Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens. No other party has any rights or claims to possession of any of the Purchased Assets. None of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict Seller's ability to transfer the Purchased Assets to Buyer as contemplated herein. Seller has a valid registration with eNom to the Domain Name free and clear of any liens, claims or encumbrances and such registrations are in full force and effect. None of the Seller’s registration and use of the Domain Names has been disturbed or placed “on hold” by eNom and no claim (oral or written) has been asserted against the Seller adverse to its rights to such Domain Names.

Section 3.5. Condition of Purchased Assets. All of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and in the state of maintenance, repair and operating condition required for the proper operation and use thereof.

Section 3.6. Litigation. There is no suit, action or proceeding pending against or affecting Seller or JAS or the employees of Seller relating to the Purchased Assets, or the transactions contemplated hereby, nor is there any such suit, action or proceeding threatened against Seller, JAS or any of the employees of Seller. Seller is not subject to any order of a Governmental Entity.

Section 3.7. Insurance. The Purchased Assets are insured for Seller's benefit and will continue to be so insured through the Closing, in amounts and against risks that are commercially reasonable.

Section 3.8. Brokers. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of or on behalf of Seller or JAS in connection with the transactions contemplated by this Agreement.

Section 3.9. Compliance: Business Practices. Seller has all necessary licenses, permits and other approvals of Governmental Entities necessary to own and operate the Purchased Assets as now conducted, each of which is in good standing, and Seller has owned and operated the Purchased Assets and properly filed all necessary reports in accordance with applicable laws and regulations.

Section 3.10. Absence of Undisclosed Liabilities. Seller does not have any liabilities or obligations, either accrued, contingent or otherwise, which are not reflected in this Agreement or the Schedules hereto. All liabilities of Seller at the Closing Date are listed on Schedule 3.10 hereto.

Section 3.11. Pre-Bill. Seller has not pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred subsequent to the Closing Date.

Section 3.12. Intellectual Property. (a) Schedule 3.12 attached hereto contains a description of all U.S. and foreign patents, pending patent applications, trademarks, trademark registrations, pending applications for trademark registration, service marks, service mark registrations, pending applications for service mark registration, trade names, copyrights, pending copyright applications and any other intellectual property rights or licenses (collectively, the "Intellectual Property") owned or used by Seller in connection with the Purchased Assets. Schedule 3.12 separately discloses all Intellectual Property under license, all of which licenses are assignable to Buyer. No Intellectual Property rights not described on Schedule 3.12 are necessary in connection with the ownership or operation of the Purchased Assets. Seller owns the entire right, title and interest in and to, and has the exclusive perpetual royalty-free right to use, the Intellectual Property, free and clear of all Liens. There are no pending or, to the knowledge of Seller and JAS, threatened claims against Seller or JAS by any Person with respect to any of the items, or their use, listed on Schedule 3.12. No Person is infringing upon nor has any Person misappropriated the Intellectual Property and Seller is not infringing upon the Intellectual Property rights of any other Person.

(b) Seller employs procedures to maintain the proprietary nature of, and owns and has the unrestricted right to use all, trade secrets, including know-how, inventions, designs, processes, computer software and documentation for such software and technical data required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by Seller, free and clear of any Liens, including without limitation, all claims of current and former employees, consultants, officers, directors, owners and shareholders of Seller. Each employee and officer of Seller has executed an agreement with Seller regarding confidentiality and proprietary information. Seller and JAS, after reasonable investigation, are not aware that any of Seller’s employees are in violation thereof, and Seller and JAS will use their best efforts to prevent any such violation.

(c) Schedule 3.12 contains a complete and accurate list of all computer software owned by Seller (the "Owned Software"), and identifies all contracts and agreements pursuant to which computer programming services for Seller were performed. Seller has exclusive title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. The Owned Software is not dependent on any Licensed Software (as defined in paragraph (d) below) in order to fully operate in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties, except pursuant to contracts requiring such other parties to keep the Owned Software confidential. No such other party has breached any such obligation of confidentiality.

(d) Schedule 3.12 contains a complete and accurate list of all software under which Seller is a licensee, lessee or otherwise has obtained the right to use such software (the "Licensed Software"). Schedule 3.12 also sets forth a list of all license fees, rents, royalties or other charges that Seller is required or obligated to pay with respect to the Licensed Software. Seller is in full compliance with all provisions of any license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. None of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. Seller has not published or disclosed any Licensed Software to any other party.

(e) The Owned Software and Licensed Software constitute all software currently used in or necessary for the ownership and operation of the Purchased Assets (the "Seller Software"). The transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Seller Software or impair Buyer's ability to use the Seller Software in the same manner as such computer software is currently used by Seller. Seller is not infringing any intellectual property rights of any other Person with respect to the Seller Software, and no other Person is infringing any intellectual property rights of Seller with respect to the Seller Software or is claiming any right, title or interest in the Seller Software or any infringement by Seller of any intellectual property right which such other Person may possess.

(f) Seller has not taken or failed to take any actions under the law of any applicable foreign jurisdictions where Seller has marketed or licensed the Seller Software that would restrict or limit the ability of Seller to protect, or prevent it from protecting, its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance, the Seller Software.

Section 3.13. Contracts.  Schedule 3.13 lists all of the contracts, leases, arrangements and understandings including, without limitation, sales orders, purchase orders and distribution agreements, which relate to the Purchased Assets (the "Contracts"), each of which was entered into, arrived at or conducted on behalf of Seller with appropriate authority and in accordance with Seller's customary practices. None of the sales orders has been pre-billed to, or prepaid by, the customer, except in the ordinary course of business and consistent with Seller's past practices, nor does any sales order contain or entitle the customer to any discount, credit, rebate or allowance of any kind or nature that reflects prepayment made by a customer. Neither Seller nor the other parties to such Contracts, arrangements and understandings are in default thereof and all Contracts are valid and in effect. Neither Seller nor JAS has received notice of default under any Contract, and neither Seller nor JAS know of any event that has occurred or that is expected to occur which (after notice and lapse of time or both) would become a breach or default under, or otherwise permit unilateral modification, cancellation, acceleration or termination of any such Contract. No customer, supplier or vendor of Seller has given any notice or made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with Seller, to materially and adversely change the relationship, to substantially reduce the volume of business it currently does with Seller or to refuse to renew any Contract when it expires.

Section 3.14. Labor. Seller has no employees and, except as set forth on Schedule 3.14, Seller is not, and, as of the Closing Date will not be, a party to any employment or consulting agreement or to any collective bargaining agreement.

Section 3.15. Taxes.

(a) Seller has prepared and filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to Seller or the Purchased Assets which Seller is required to file on or before the Closing and such Returns were true and accurate and were completed in accordance with applicable law when filed.

(b) Seller has (i) paid all Taxes it is required to pay and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

(c) Seller has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Seller.

(d) No audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

(e) Seller does not have any liabilities for unpaid Taxes whether asserted or unasserted, contingent or otherwise, and neither Seller nor JAS has any knowledge of any basis for the assertion of any such liability attributable to Seller or the Purchased Assets.

(f) There are (and as of immediately following the Closing there will be) no Liens on the Purchased Assets relating to or attributable to Taxes.

(g) The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of law.

(h) Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments, that will not be fully deductible under Code Section 162(m) or 280G of the Code (or any similar provision of foreign, state or local law).

Section 3.16. Powers of Attorney. No Person has any power of attorney to act on behalf of Seller in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of Seller.

Section 3.17. Relationships with Related Persons. Neither Seller or JAS nor any Related Person of Seller or JAS has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Purchased Assets. No Seller or JAS or any Related Person of Seller or JAS, is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Seller or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a "Competing Business") in any market presently served by Seller, except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. No Related Person of Seller or JAS is a party to any Contract.

Section 3.18. Statements not Misleading. Seller and JAS have disclosed all facts, events or transactions which are material to the Purchased Assets. No representation or warranty of Seller or JAS or document furnished by Seller or JAS hereunder is false or inaccurate in any material respect or contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the Closing Date, as follows:

Section 4.1. Organization and Power of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement, and to consummate the transactions contemplated by this Agreement.

Section 4.2. Authorization. The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all requisite action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

Section 4.3. No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer's certificate of incorporation or by-laws, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, which, in the case of clause (c) or (d), would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

Section 5.1. Ownership of Purchased Assets. During the period from the date of this Agreement and continuing until the Closing, Seller and JAS agree (except as expressly provided in this Agreement or the Schedules hereto or to the extent that Buyer shall otherwise consent in writing) that:

(a) Seller shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Purchased Assets;

(b) Seller shall not enter into or assume any pledge or other title retention agreement, or permit any Lien to attach upon any of the Purchased Assets;

(c) Seller shall maintain and keep in good order and repair in a manner consistent with Seller's existing practice, subject to reasonable wear and tear, all of the Purchased Assets;

(d) Seller shall not solicit or accept advance payments from customers for services or goods which are to be performed or delivered by Buyer subsequent to the Closing Date, except in the ordinary course of business consistent with prior practices;

(e) Seller shall not enter into any contract, commitment or agreement which either individually or in the aggregate would have a Material Adverse Effect upon the Purchased Assets, or amend, modify adversely, cancel, rescind, revoke or terminate any of the contracts or agreements to be transferred to Buyer hereunder;

(f) Seller shall take no action that would or might result in any of its representations and warranties set forth in this Agreement becoming untrue (including the accuracy of the Schedules), any of the conditions to Closing set forth in Article 6 not being satisfied, or any of the Purchased Assets becoming materially less valuable;

(i) Seller shall comply with all laws, rules and regulations of any Governmental Entity applicable to the Purchased Assets, own and operate the Purchased Assets and shall maintain its good standing under all permits and licenses necessary to own and operate the Purchased Assets; and

(j) Seller shall promptly advise Buyer in writing of the occurrence of any matter or event that is material to the Purchased Assets, the Closing conditions or the representations and warranties in this Agreement.

Section 5.2. Access to Information. From and after the date of this Agreement until the Closing Date, Seller and JAS shall afford to Buyer and to Buyer's counsel, accountants and other authorized representatives, full access to the facilities, properties, contracts, books, records, key personnel, customers and suppliers of the Seller and shall allow them to examine and obtain copies of any and all documents pertaining or relating to the Purchased Assets and Assumed Liabilities in order that Buyer and its authorized representatives, in conducting the due diligence review, may have full opportunity to make such reasonable investigations as they shall desire to make of the affairs of Seller.

Section 5.3. Further Assurances. Seller and JAS will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. Seller and JAS shall take or shall cause to be taken such other reasonable actions as Buyer may require more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated by this Agreement. In the event that any of the Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, and if at the Closing Buyer shall have waived its right to receive at the Closing such consent, Seller and JAS shall thereafter be obligated to use their best efforts to assure to Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset.

Section 5.4. Passage of Title and Risk of Loss. Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

Section 5.5. Transfer of Goodwill and Purchased Assets. From and after the Closing Date, Seller and JAS shall, when requested to do so by Buyer, provide reasonable good faith assistance to effectuate a smooth transfer of the Purchased Assets to Buyer.

Section 5.6. Expenses; Transfer Taxes. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Seller to Buyer of the Purchased Assets or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller and JAS, and Seller and JAS shall promptly provide Buyer with proof of payment of such Taxes.

Section 5.7. Covenants not to Compete.

(a) Non-Competition. For the Non-Compete Period (as that term is defined below), within the territories in which Buyer conducts its business at Closing (the "Territory"), neither Seller nor JAS shall, directly or indirectly, engage in competition with Buyer or an affiliate thereof, in any manner or capacity (e.g., as an advisor, principal, agent, partner, member, officer, director, stockholder, employee, member of any association, or otherwise), in any business relating to the Purchased Assets to be conducted by Buyer or any other business associated therewith and conducted by Buyer during the Non-Compete Period (together, the "Competitive Activities"), including the design, development, manufacture, distribution, marketing, leasing or selling of products, services or systems which are competitive with the products, services or systems being sold, marketed or produced by, or which are under development by, Buyer or an affiliate thereof at the time of the Closing or during the Non-Compete Period. Neither Seller nor JAS shall own, participate in the ownership of, lend money, guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance in any form to any Person, firm, association, partnership, venture, corporation or other business entity which is engaged in, or will within the Non-Compete Period engage in, any of the activities prohibited by this Section 5.7.

(b) Limitation on Covenant. Ownership by Seller or JAS, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.7.

(c) Employees. During the Non-Compete Period, neither Seller nor JAS shall, either on its, his or her own account or in conjunction with or on behalf of any other Person, firm or company, employ, solicit, entice away or attempt to employ, solicit or entice away from Buyer any person who at the date hereof is, or at the date of or within the year preceding such employment, solicitation, enticement or attempt shall have been, an officer, manager, consultant or employee of Buyer.

(d) Confidentiality. Neither Seller nor JAS will at any time hereafter make use of or disclose or divulge to any Person (other than to officers or employees of Buyer whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to Buyer or the Purchased Assets, the identity of the customers and suppliers of Buyer, or the products, finances, contractual arrangements, business or methods of business of Buyer and shall use his, her or its best endeavors to prevent the publication or disclosure of any such information. Seller and JAS acknowledge that many of the Purchased Assets are trade secrets which Buyer has purchased and which Seller and JAS are forever restricted from using or disclosing. If, in connection with the business or affairs of Seller, Seller or JAS shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure by Seller or JAS, Seller or JAS, as the case may be, will not at any time infringe such restrictions.

(e) Injunctive Relief. Seller and JAS acknowledge that any violation of any provision of this Section 5.7 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations. Therefore, in the event of a violation of Section 5.7 by Seller or JAS, Seller and JAS agree that, in addition to its other remedies, Buyer shall be entitled, without the necessity of either proof of actual damage or the posting of a bond, to injunctive relief, including but not limited to an immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation.

(f) Severability. The Parties understand and agree that the covenant set forth in this Section 5.7 shall be construed as a series of separate covenants not to compete, one covenant for each country, state and province within the Territory, one for each separate line of the Competitive Activities, and one for each month of the non-competition period. Should any clause, portion or paragraph of this Section 5.7 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section 5.7. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of Section 5.7(a), 5.7(c) and 5.7(d), be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then a court may modify any such covenant or restriction in order to give it effect and allow it to be enforced to the greatest extent that would be reasonable and enforceable.

(g) Acknowledgment. Seller and JAS acknowledge that this covenant not to compete is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have consented to the Closing.

(h) Non-Compete Period.

(i) The Non-Compete Period for Seller shall be two (2) years after the Closing Date or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (iii).

(ii) The Non-Compete Period for JAS shall be the longer of two (2) years from the Closing Date or two (2) years following termination of employment with Buyer or an affiliate thereof, or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (iii).

(iii) If ordered by a court of competent jurisdiction, the Non-Compete Period for Seller or JAS shall be one of the following periods of time:

(A) two (2) years from the Closing Date;

(B) one (1) year and six (6) months from the Closing Date;

(C) one (1) year from the Closing Date; or

(D) six (6) months from the Closing Date.

Notwithstanding anything in this Section 5.7 to the contrary, in the event that the conditions for payment under the Note have been met and the Buyer fails to make any required payments under the Note when due, pursuant to the terms and subject to the conditions of the Note, then the Buyer shall be deemed to have automatically waived in full any non-competition and non-solicitation restrictions imposed on Seller and JAS pursuant to this Agreement.

Section 5.8. Consent of Third Parties. Seller and JAS shall obtain, as soon as practicable after the date hereof, but in any event prior to the Closing Date, the consent in writing of all necessary Persons to the transactions contemplated by this Agreement and/or such amendments or modifications of such documents as may be required in order that the transfer of the Purchased Assets hereunder will not result in the termination of, or any default under, any contracts, agreements, obligations, leases, permits or licenses.

Section 5.9.  Use of Name " Recycler Publishing Network." From and after the Closing Date, Seller shall cease to use the name "Recycler Publishing Network" or any similar name without the prior written consent of Buyer.

Section 5.10. No Contemporaneous Negotiations. Pending the Closing, neither Seller nor JAS shall discuss or negotiate with any other Person or entertain or consider any inquiries or proposals relating to the possible disposition of the Purchased Assets or sale or merger of Seller or any other transaction that would cause a change of control of Seller. Seller and JAS will promptly notify Buyer of any inquiry or proposal received by Seller or JAS, including information as to the identity of the parties making such inquiry or proposal and the specified terms of such inquiry or proposal, as the case may be.

Section 5.11. Taxes.

(a) Continuing Obligation. Seller and JAS shall be responsible for and pay when due all of Seller's Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Seller relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date. Seller and JAS shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller's Tax Returns required to be filed in connection with the Purchased Assets and such Tax Returns shall be true and correct and completed in accordance with applicable laws. Seller shall provide Buyer with copies of such Tax Returns for its review and comment at least five (5) business days before such Tax Returns must be filed.

(b) Status at Closing. At Closing, Seller shall have (i) paid all Taxes it is required to pay as of such time, and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time, if any.

(c) Tax Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

(d) Nonforeign Affidavit. Seller shall furnish Buyer with an affidavit, stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person pursuant to Section 1445(b)(2) of the Code.

(e) Cooperation and Records Retention. Seller and Buyer shall each (i) provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

ARTICLE 6

CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

Section 6.1. Representations and Warranties Accurate. All representations and warranties of Seller and JAS contained in this Agreement shall have been true when made and shall be true at and as of the Closing Date, except as otherwise specifically contemplated by this Agreement. Seller and JAS shall have complied with all covenants and conditions required to be performed or complied with by them prior to or at the Closing Date. Seller and JAS shall furnish Buyer with an appropriate certificate to the foregoing effect as of the Closing Date.

Section 6.2. Litigation Affecting Closing. No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 6.3. Instruments of Sale, Etc.  Seller shall have executed and delivered to Buyer such instruments of sale, conveyance, transfer and assignment satisfactory to counsel for Buyer as are necessary or desirable to vest in Buyer title to all of the Purchased Assets or to confirm the status of title to the Purchased Assets, including, without limitation, documents sufficient to effectuate the change in Seller's corporate name as required by Section 2.5(b) and the assignment of the Purchased Assets listed in Section 2.5(c).

Section 6.4. Consents. All authorizations, approvals, permits or consents of any Governmental Entity or third Person necessary for the consummation of the transactions contemplated by this Agreement shall have been duly obtained by Seller and JAS in writing, shall be effective on the Closing Date, and shall have been delivered to Buyer.

Section 6.5. No Material Adverse Effect. There shall not have occurred any event listed in Section 3.16 that would have a Material Adverse Effect on the Purchased Assets or the Assumed Liabilities.

Section 6.6. Deliveries at Closing. Seller and JAS shall have delivered to Buyer, fully executed by all applicable parties, each of the items specified in Section 2.5 of this Agreement.

Section 6.7. Update of Schedules. Seller and JAS shall have updated all of the Schedules hereto as of the Closing Date.

Section 6.8. Approval by Board of Buyer. The Board of Directors of Buyer shall have approved this Agreement and the transactions contemplated hereby.

Section 6.9. Due Diligence. Buyer shall be satisfied with the results of its due diligence investigation of Seller, the Purchased Assets and the Assumed Liabilities.

Section 6.10. Lock-Up Agreement. Buyer shall have received an executed lock-up agreement from the Seller and JAS, to the effect that for a period of three years following the Closing, neither Seller nor JAS shall, without the written consent of Seller, sell, transfer, grant an option to, make a gift of or otherwise dispose of the Warrant or any of the shares of Buyer common stock acquired in connection with the exercise of the Warrant or make any short sale of such Buyer common stock.

ARTICLE 7

CONDITIONS PRECEDENT TO SELLER'S

AND JAS’S OBLIGATIONS

All obligations of Seller and JAS under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

Section 7.1. Representations and Warranties Accurate. All representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date, except as otherwise specifically contemplated by this Agreement. Buyer shall have performed and complied in all material respects with all covenants and conditions required to be performed or complied with by it prior to or at the Closing Date.

Section 7.2. Litigation Affecting Closing. No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 7.3. Deliveries at Closing. Buyer shall have delivered to Seller or JAS, as applicable, fully executed by Buyer, each of the items specified in Section 2.6 of this Agreement.

ARTICLE 8

TERMINATION

Section 8.1. Termination Events. This Agreement may be terminated by written notice on or before the Closing Date:

(a) by the mutual consent of the parties hereto; or

(b) by Buyer, if the conditions set forth in Article 6 are not satisfied (or are incapable or being satisfied) on or before December 31, 2008, without fault of Buyer; or

(c) by Seller, if the conditions set forth in Article 7 are not satisfied (or are incapable of being satisfied) on or before December 31, 2008 without fault of Seller.

Section 8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Buyer, Seller, their respective officers or directors, or JAS, except that the agreements contained in Section 8.3 hereof and in paragraphs 6(b), 10, 11 and 12 of the letter of intent dated October 24, 2008 among Seller, JAS and Buyer shall survive the termination hereof.

Section 8.3. Return of Documents. In the event that the sale of the Purchased Assets is not consummated for any reason whatsoever, or if this Agreement is terminated for any reason whatsoever, each party will return to the other party on a timely basis all documents, agreements, instruments or other written information concerning the other party that was obtained from such other party.

ARTICLE 9

INDEMNIFICATION

Section 9.1. Indemnification. Seller and JAS jointly and severally on the one hand, and Buyer on the other hand, shall hold harmless and indemnify one another from and against any and all liability, loss or damage, including attorneys' fees and other expenses, resulting from the breach by the indemnifying party of its representations, warranties and covenants under this Agreement. Seller and JAS, jointly and severally, shall hold harmless and indemnify Buyer from and against any and all liability, loss or damage, including attorneys' fees and other expenses, resulting from any liability or obligation of Seller or the Purchased Assets as owned and operated by Seller through the Closing Date (other than the Assumed Liabilities), whether or not such liability or obligation was disclosed to Buyer.

Section 9.2. Set-Off. Buyer’s obligation to make payments under the Note are subject to reduction or non-payment due to any claim that Buyer may have against Seller and JAS under Section 9.1.

Section 9.3. Survival. The representations, warranties and covenants of indemnification contained in this Agreement shall survive the Closing, regardless of any investigation or due diligence inquiry that may have been made on behalf of the party for whose benefit the representations, warranties and covenants were made;

ARTICLE 10

MISCELLANEOUS

Section 10.1. Notices. All notices, demands, consents, requests and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed conclusively to have been duly given (a) when hand delivered to the other party; (b) three business days after such notice has been sent by United States mail via pre-paid registered mail, return receipt requested, postage prepaid, and addressed to the other party as set forth below; or (c) the next business day after such notice has been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and Airborne Express are deemed approved by the parties), postage prepaid, addressed to the party to whom notice is being sent as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or (d) when received by the recipient party when sent by facsimile transmission at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly sent by United Stated Mail with first-class postage prepaid and addressed to the parties as set forth below; or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this Section. Any notice given by facsimile transmission shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient’s time) or on a Saturday, Sunday or national holiday. Unless otherwise provided in writing, all notices hereunder shall be addressed as follows:

To Buyer:

Asianada, Inc.
2121 Avenue of the Stars, Suite 2550
Los Angeles, CA 90067
Attention: CFO

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue, 25th Floor
New York, NY 10017
Attention: Kenneth R. Koch

To Seller or JAS:

Grupo Grandioso, LLC
23679 Calabasas Road - Suite 773
Calabasas, CA 91302
Attention: Jeffrey Schwartz

With a copy to: David R. Altshuler, Esq.
15332 Antioch Street #840
Pacific Palisades, CA. 90272

Section 10.2. Entire Agreement. This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

Section 10.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.4. Parties in Interest; Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, and any assignment of this Agreement or the rights hereunder by Seller or JAS without the prior written consent of Buyer shall be void.

Section 10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

Section 10.6. Schedules and Headings. All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

Section 10.7. Amendment. This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

Section 10.8. Waiver. Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

Section 10.9. Arbitration. In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration. A sole arbitrator shall be selected from the list (the “List”) of arbitrators supplied by J.A.M.S. (“JAMS”) Los Angeles County, California office, or any successor entity, or if it no longer exists, from a List supplied by the American Arbitration Association (“AAA”) following written request by any party hereto. If the parties hereto after notification of the other party(ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that JAMS or AAA, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”). The arbitration shall take place in Los Angeles County, California, at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator. Such arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect, and Section 1280 et seq. of the California Code of Civil Procedure, or if applicable, the Commercial Arbitration Rules of AAA then in effect. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be arbitrated exclusively in Los Angeles County, California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction. In addition to attorneys fees as provided herein, the prevailing party shall be entitled to recover from the non-prevailing party reasonable costs and expenses. The costs and fees of the arbitration shall be paid by the non-prevailing party. The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance. Prior to the appointment of the Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the Los Angeles County Superior Court which shall be effective until a final decision is rendered by the Arbitrator.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

GRUPO GRANDIOSO, LLC		ASIANADA, INC.

By:	/s/ Jeffrey A. Schwartz	By:	/s/ Charles Bentz
	Jeffrey A. Schwartz	Name: Charles Bentz
Title: Its Managing Member		Title: Chief Financial Officer

/s/ Jeffrey Allan Schwartz
JEFFREY ALAN SCHWARTZ
Individually